BLUE BIRD REPORTS FISCAL 2022
SECOND QUARTER RESULTS
FOCUSED ON ELECTRIC VEHICLE GROWTH AND PROCESS IMPROVEMENT
CHALLENGING BUSINESS ENVIRONMENT
REVISING FY2022 GUIDANCE

Net Sales of $207.7M and GAAP Net Loss of $12.1M
Firm Order Backlog of Record 6,600+ units
Electric Type C & D Bus Backlog of nearly 360 units
Adjusted EBITDA of $(10.7)M with 1,931 Buses Sold

MACON, Ga. (May 12, 2022) – Blue Bird Corporation (“Blue Bird”) (Nasdaq: BLBD), the leader in electric and low-emission school buses, announced today its fiscal 2022 second quarter results. GAAP net loss for the quarter of $12.1 million was $11.5 million higher than the same FY2021 fiscal period. Adjusted EBITDA for the quarter was $(10.7) million, $18.2 million below prior year level. Order backlog remains strong at a record 6,600 buses, worth approximately $700 million.

Highlights

(in millions except Unit Sales and EPS data)	Three Months Ended April 2, 2022	B/(W) 2021	Six Months Ended April 2, 2022	B/(W) 2021
Unit Sales	1,931	442	3,080	336
GAAP Measures:
Revenue	$207.7	$43.0	$336.9	$41.8
Net Income	$(12.1)	$(11.5)	$(16.2)	$(14.0)
Diluted Earnings per Share	$(0.38)	$(0.36)	$(0.54)	$(0.46)
Non-GAAP Measures[1]:
Adjusted EBITDA	$(10.7)	$(18.2)	$(7.1)	$(20.4)
Adjusted Net Loss	$(10.1)	$(11.5)	$(12.1)	$(13.6)
Adjusted Diluted Loss per Share	$(0.31)	$(0.36)	$(0.40)	$(0.45)
1 Reconciliation to relevant GAAP metrics shown below

Blue Bird faced a challenging second quarter marked by supply chain disruptions and inflationary pressures exacerbated by Russia’s war in Ukraine and COVID lockdowns in China. The continued rise in raw material, freight, and labor costs, as well shortages on a number of key components, drove increased costs to manufacture the units in the quarter, the majority of which were ordered nearly a year ago and were delayed due to supply chain constraints. Blue Bird consciously chose to honor pricing on those units in the quarter to preserve long-standing franchised dealer and customer relationships.

Blue Bird continued to implement its multi-source supplier strategy for a number of critical components successfully addressing supply chain issues that had previously impacted production. However, new supply chain issues emerged amid geo-political global upheaval. Blue Bird again brought its pricing in line with expected cost increases. The Company has implemented price increases totaling more than 25% over the past 10 months and expects that pricing to catch up with costs in the latter half of the fiscal year.

As an employee-centric organization, Blue Bird continued to invest in its workforce and workplace upgrades to further improve safety, quality, cost and delivery. In addition, the company is finalizing a transformation of its leadership team and filled two key leadership positions in the quarter with seasoned industry veterans, including new top executives for electrification and global supply chain management. Blue Bird also advanced its Lean Transformation initiatives with efforts starting to show material improvements in the quarter in the areas of efficiency, quality, cost, and throughput. Many of these improvements are being overshadowed by the difficult supply chain environment.

Blue Bird continues to stay focused on capitalizing on significant growth opportunities in the areas of electric commercial chassis and the growing demand for electric school buses accelerated by the Clean School Bus Rebate Program.

The Company unveiled this week a flexible electric commercial chassis at the 2022 Advanced Clean Transportation (ACT) Expo. Blue Bird will expand its product reach beyond its core school transportation market to start serving the dynamic commercial vehicle sector. "We are combining our first-rate chassis-building capabilities with our technology leadership in electric zero-emission transportation solutions,” said Matthew Stevenson, President and CEO of Blue Bird Corporation. “Blue Bird showcased at ACT Expo a flexible Class 5-6 electric chassis which will enable a broad range of zero-emission vehicles, including last-mile delivery step vans, motorhomes, and other specialty vehicles. With a market size of more than 30,000 units we will effectively double our total addressable market.”

The Clean School Bus Rebate Program is part of the Bipartisan Infrastructure Law (BIL), which allocates $5B in funding for electric and low-emission school buses and supporting infrastructure. The U.S. Environmental Protection Agency (EPA) recently announced its 2022 Clean School Bus Rebate Program which earmarks the first $500M for the replacement of diesel-powered student transportation with electric and low-emission school buses. The EPA plans to accept online applications starting this month and notify applicants by October 2022. Selected school districts are required to order electric or low-emission school buses by April 2023 to qualify for the rebates. The EPA will provide up to $375,000 per electric bus.

Added Stevenson: “Blue Bird remains committed to further grow its share of electric and low-emission school buses in North America.” “Blue Bird is the proven technology leader for zero-emission electric school buses. We anticipate scaling up our electric vehicle production capacity to 4,000 vehicles a year by 2024 to meet increasing demand. Blue Bird continues to transform the transportation industry.”

2022 Guidance Revised
“The previously anticipated recovery in the supply base in the second half of the fiscal year has been delayed due primarily to Russia’s war in Ukraine and to COVID-related lockdowns in China,” said Razvan Radulescu, CFO of Blue Bird Corporation. “We still expect to see gradual relief beginning in fiscal Q4 as fully-priced orders begin to be delivered, however it is unclear how the supply disruptions will trend. Given what we have seen in the recent months, we are revising our guidance for fiscal 2022 to Net Revenue of $800-900M, Adj. EBITDA of $20-30M and Adj. Free Cash Flow of $15-25M.”

Fiscal 2022 Second Quarter Results

Net Sales
Net sales were $207.7 million for the second quarter of fiscal 2022, an increase of $43.0 million, or 26.1%, from prior year period. Bus unit sales were 1,931 units for the quarter compared with 1,489 units for the same period last year, contributing to a $38.2 million increase. This was largely due to a return to in-person learning and increased demand, partially offset by constraints in the Company's ability to produce and deliver buses due to shortages of critical components. Additionally, there was an increase of $4.8 million in parts segment sales, primarily attributed to (a) more schools offering in-person learning during the 2021/2022 school year when compared with the 2020/2021 school year, which increased school bus units in operation and thus increased bus repair and maintenance activities and (b) pricing actions taken by management to offset increases in purchased part costs.

Gross Profit
Second quarter gross profit of $3.2 million represented a decrease of $15.3 million from the second quarter of last year. The decrease was primarily driven by increases in manufacturing costs attributable to both a) supply chain disruptions that resulted in higher purchase costs for components and freight and b) increased manufacturing inefficiencies resulting from the shortage of certain critical components that required more off-line labor to produce buses. Gross profit margin declined 9.7 points to 1.5%.

Net Loss

Net loss was $12.1 million for the second quarter of fiscal 2022, which was $11.5 million higher than the same period last year. The increase was primarily driven by the $15.3 million decrease in net profit. Also contributing was an increase of $2.5 million in SG&A, which was largely a result of increases in professional services related to operational transformational initiatives, increases in R&D, and increases in payroll. These increases were partially offset by a $6.9 million increase in income tax benefit.

Adjusted Net (Loss) Income
Adjusted Net (Loss) Income was $(10.1) million, representing a decrease of $11.5 million compared with the same period last year. This decrease is primarily due to the $11.5 million increase in net loss.

Adjusted EBITDA
Adjusted EBITDA was $(10.7) million, which was a decrease of $18.2 million compared with the second quarter last year. This decrease is primarily due to the $17.7 million increase in loss before income taxes.

Conference Call Details

Blue Bird will discuss its second quarter 2022 results in a conference call at 4:30 PM ET today. Participants may listen to the audio portion of the conference call either through a live audio webcast on the Company's website or by telephone. The slide presentation and webcast can be accessed via the Investor Relations portion of Blue Bird's website at www.blue-bird.com.

•Webcast participants should log on and register at least 15 minutes prior to the start time on the Investor Relations homepage of Blue Bird’s website at http://investors.blue-bird.com. Click the link in the events box on the Investor Relations landing page.

•Participants desiring audio only should dial 1-844-826-3035 or 1-412-317-5195

A replay of the webcast will be available approximately two hours after the call concludes via the same link on Blue Bird’s website.

About Blue Bird Corporation

Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. Blue Bird buses carry the most precious cargo in the world – the majority of 25 million children twice a day – making us the most trusted brand in the industry. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com. For Blue Bird's line of emission-free electric buses, visit www.bluebirdelectricbus.com.

Key Non-GAAP Financial Measures We Use to Evaluate Our Performance

This press release includes the following non-GAAP financial measures “Adjusted EBITDA,” "Adjusted EBITDA Margin," "Adjusted Net Income," "Adjusted Diluted Earnings per Share," “Free Cash Flow” and “Adjusted Free Cash Flow”. Adjusted EBITDA and Free Cash Flow are financial metrics that are utilized by management and the board of directors to determine (a) the annual cash bonus payouts, if any, to be made to certain members of management based upon the terms of the Company’s Management Incentive Plan, and (b) whether the performance criteria have been met for the vesting of certain equity awards granted annually to certain members of management based upon the terms of the Company’s Omnibus Equity Incentive Plan. Additionally, consolidated EBITDA, which is an adjusted EBITDA metric defined by our Amended Credit Agreement that could differ from Adjusted EBITDA discussed above as the adjustments to the calculations are not uniform, is used to determine the Company's ongoing compliance with several financial covenant requirements, including being utilized in the denominator of the calculation of the Total Net Leverage Ratio. Accordingly, management views these non-GAAP financial metrics as key for the above purposes and as a useful way to evaluate the performance of our operations as discussed further below.

Adjusted EBITDA is defined as net income or loss prior to interest income; interest expense including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents interest expense on lease liabilities; income taxes; and depreciation and amortization including the component of operating lease expense (which is presented as a single operating expense in selling, general and administrative expenses in our GAAP financial statements) that represents amortization charges on right-of-use lease assets; as adjusted for certain non-cash charges or credits that we may record on a recurring basis such as stock-compensation expense and unrealized gains or losses on certain derivative financial instruments; net gains or losses on the disposal of assets as well as certain charges such as (i)

significant product design changes; (ii) transaction related costs; (iii) discrete expenses related to major cost cutting initiatives; or (iv) costs directly attributed to the COVID-19 pandemic. While certain of the charges that are added back in the Adjusted EBITDA calculation, such as transaction related costs and operational transformation and major product redesign initiatives, represent operating expenses that may be recorded in more than one annual period, the significant project or transaction giving rise to such expenses is not considered to be indicative of the Company’s normal operations. Accordingly, we believe that these, as well as the other credits and charges that comprise the amounts utilized in the determination of Adjusted EBITDA described above, should not be used in evaluating the Company’s ongoing annual operating performance. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of performance defined in accordance with GAAP. The measures are used as a supplement to GAAP results in evaluating certain aspects of our business, as described below.

We believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share are useful to investors in evaluating our performance because the measures consider the performance of our ongoing operations, excluding decisions made with respect to capital investment, financing, and certain other significant initiatives or transactions as outlined in the preceding paragraph. We believe the non-GAAP measures offer additional financial metrics that, when coupled with the GAAP results and the reconciliation to GAAP results, provide a more complete understanding of our results of operations and the factors and trends affecting our business.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income and Adjusted Diluted Earnings per Share should not be considered as alternatives to net income or GAAP earnings per share as an indicator of our performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although we believe the non-GAAP measures may enhance an evaluation of our operating performance based on recent revenue generation and product/overhead cost control because they exclude the impact of prior decisions made about capital investment, financing, and other expenses, (i) other companies in Blue Bird’s industry may define Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share differently than we do and, as a result, they may not be comparable to similarly titled measures used by other companies in Blue Bird’s industry, and (ii) Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share exclude certain financial information that some may consider important in evaluating our performance.

We compensate for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Diluted Earnings per Share and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of our operating results.

Our measures of “Free Cash Flow” and "Adjusted Free Cash Flow" are used in addition to and in conjunction with results presented in accordance with GAAP and free cash flow and adjusted free cash flow should not be relied upon to the exclusion of GAAP financial measures. Free cash flow and adjusted free cash flow reflect an additional way of viewing our liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

We define Free Cash Flow as total cash provided by/used in operating activities as adjusted for net cash paid for the acquisition of fixed assets and intangible assets. We use Free Cash Flow, and ratios based on Free Cash Flow, to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a more conservative measure of cash flow since purchases of fixed assets and intangible assets are a necessary component of ongoing operations.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements include statements in this press release regarding guidance, seasonality, product mix and gross profits and may include statements relating to:

•Inherent limitations of internal controls impacting financial statements
•Growth opportunities
•Future profitability
•Ability to expand market share
•Customer demand for certain products
•Economic conditions (including tariffs) that could affect fuel costs, commodity costs, industry size and financial conditions of our dealers and suppliers

•Labor or other constraints on the Company’s ability to maintain a competitive cost structure
•Volatility in the tax base and other funding sources that support the purchase of buses by our end customers
•Lower or higher than anticipated market acceptance for our products
•Other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions

These forward-looking statements are based on information available as of the date of this press release, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. The factors described above, as well as risk factors described in reports filed with the SEC by us (available at www.sec.gov), could cause our actual results to differ materially from estimates or expectations reflected in such forward-looking statements.

Contact:
Mark Benfield
Investor Relations
(478) 822-2315
Mark.Benfield@blue-bird.com

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands of dollars, except for share data)	April 2, 2022	October 2, 2021
Assets
Current assets
Cash and cash equivalents	$14,867	$11,709
Accounts receivable, net	11,203	9,967
Inventories	155,675	125,206
Other current assets	12,872	9,191
Total current assets	$194,617	$156,073
Property, plant and equipment, net	103,006	105,482
Goodwill	18,825	18,825
Intangible assets, net	48,438	49,443
Equity investment in affiliate	12,802	14,817
Deferred tax assets	13,540	4,413
Finance lease right-of-use assets	4,737	5,486
Other assets	1,947	1,481
Total assets	$397,912	$356,020
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$111,915	$72,270
Warranty	6,816	7,385
Accrued expenses	19,632	12,267
Deferred warranty income	7,262	7,832
Finance lease obligations	1,353	1,327
Other current liabilities	4,638	8,851
Current portion of long-term debt	17,325	14,850
Total current liabilities	$168,941	$124,782
Long-term liabilities
Revolving credit facility	$—	$45,000
Long-term debt	139,612	149,573
Warranty	10,169	11,165
Deferred warranty income	11,152	12,312
Deferred tax liabilities	3,813	3,673
Finance lease obligations	3,853	4,538
Other liabilities	12,104	14,882
Pension	20,690	22,751
Total long-term liabilities	$201,393	$263,894
Stockholders' equity (deficit)
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares outstanding at April 2, 2022 and October 2, 2021	$—	$—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 31,990,860 and 27,205,269 shares outstanding at April 2, 2022 and October 2, 2021, respectively	3	3
Additional paid-in capital	172,191	96,170
Accumulated deficit	(49,982)	(33,753)
Accumulated other comprehensive loss	(44,352)	(44,794)
Treasury stock, at cost, 1,782,568 shares at April 2, 2022 and October 2, 2021	(50,282)	(50,282)
Total stockholders' equity (deficit)	$27,578	$(32,656)
Total liabilities and stockholders' equity (deficit)	$397,912	$356,020

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
(in thousands of dollars except for share data)	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Net sales	$207,659	$164,698	$336,882	$295,132
Cost of goods sold	204,502	146,205	317,528	262,171
Gross profit	$3,157	$18,493	$19,354	$32,961
Operating expenses
Selling, general and administrative expenses	19,858	17,361	38,091	32,051
Operating loss	$(16,701)	$1,132	$(18,737)	$910
Interest expense	(2,491)	(2,334)	(5,573)	(4,264)
Interest income	—	—	—	1
Other income, net	744	422	1,480	1,065
Loss on debt modification	—	—	(561)	(598)
Loss before income taxes	$(18,448)	$(780)	$(23,391)	$(2,886)
Income tax benefit	7,415	483	9,177	1,004
Equity in net loss of non-consolidated affiliate	(1,114)	(322)	(2,015)	(351)
Net loss	$(12,147)	$(619)	$(16,229)	$(2,233)

Loss per share:
Basic weighted average shares outstanding	31,981,073	27,118,452	30,039,240	27,089,342
Diluted weighted average shares outstanding	31,981,073	27,118,452	30,039,240	27,089,342
Basic loss per share	$(0.38)	$(0.02)	$(0.54)	$(0.08)
Diluted loss per share	$(0.38)	$(0.02)	$(0.54)	$(0.08)

BLUE BIRD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
(in thousands of dollars)	April 2, 2022	April 3, 2021
Cash flows from operating activities
Net loss	$(16,229)	$(2,233)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,678	6,811
Non-cash interest expense	2,509	1,458
Share-based compensation	2,486	1,595
Equity in net loss of non-consolidated affiliate	2,015	351
Loss on disposal of fixed assets	12	21
Impairment of fixed assets	1,354	—
Deferred taxes	(9,127)	(463)
Amortization of deferred actuarial pension losses	581	931
Loss on debt modification	561	598
Changes in assets and liabilities:
Accounts receivable	(1,236)	1,121
Inventories	(30,469)	(35,437)
Other assets	(3,072)	1,363
Accounts payable	38,883	22,832
Accrued expenses, pension and other liabilities	(6,356)	(10,146)
Total adjustments	$4,819	$(8,965)
Total cash used in operating activities	$(11,410)	$(11,198)
Cash flows from investing activities
Cash paid for fixed assets	$(3,478)	$(7,007)
Total cash used in investing activities	$(3,478)	$(7,007)
Cash flows from financing activities
Payments of revolving credit facility borrowings	$(45,000)	$—
Principal payments of senior term loan borrowings	(7,425)	(4,950)
Principal payments of finance lease borrowings	(659)	(765)
Cash paid for debt costs	(2,468)	(2,476)
Proceeds from Private Placement	75,000	—
Cash paid for stock issuance costs	(202)	—
Cash paid for repurchases of common stock in connection with employee stock award exercises	(1,503)	(518)
Cash received from employee stock option exercises	303	1,129
Total cash provided by (used in) financing activities	$18,046	$(7,580)
Change in cash and cash equivalents	3,158	(25,785)
Cash and cash equivalents, beginning of period	11,709	44,507
Cash and cash equivalents, end of period	$14,867	$18,722

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Net loss	$(12,147)	$(619)	$(16,229)	$(2,233)
Adjustments:
Interest expense, net (1)	2,563	2,422	5,720	4,434
Income tax benefit	(7,415)	(483)	(9,177)	(1,004)
Depreciation, amortization, and disposals (2)	3,622	3,591	7,145	7,267
Operational transformation initiatives	1,585	153	1,586	208
Share-based compensation	813	871	2,486	1,595
Product redesign initiatives	281	1,081	534	1,267
Restructuring and other charges	—	—	246	494
Costs directly attributed to the COVID-19 pandemic (3)	8	527	37	697
Loss on debt modification	—	—	561	598
Adjusted EBITDA	$(10,690)	$7,543	$(7,091)	$13,323
Adjusted EBITDA margin (percentage of net sales)	(5.1)%	4.6%	(2.1)%	4.5%

(1) Includes $0.1 million for both three month fiscal periods, and $0.1 million and $0.2 million for the six month fiscal periods ended April 2, 2022 and April 3, 2021, respectively, representing interest expense on lease liabilities, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(2) Includes $0.2 million for both three month fiscal periods and $0.4 million for both six month fiscal periods, representing amortization charges on right-of-use lease assets, which are a component of lease expense and presented as a single operating expense in selling, general and administrative expenses on our Condensed Consolidated Statements of Operations.
(3) Primarily represents costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Free Cash Flow to Adjusted Free Cash Flow

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Net cash used in operating activities	$21,667	$299	$(11,410)	$(11,198)
Cash paid for fixed assets	(1,908)	(3,690)	(3,478)	(7,007)
Free cash flow	$19,759	$(3,391)	$(14,888)	$(18,205)
Cash paid for product redesign initiatives	281	1,081	534	1,267
Cash paid for operational transformation initiatives / Other	1,585	153	1,586	208
Cash paid for restructuring charges	—	—	246	494
Cash paid for costs directly attributed to COVID-19	8	527	37	697
Adjusted free cash flow	21,633	(1,630)	(12,485)	(15,539)

Reconciliation of Net Loss to Adjusted Net (Loss) Income

	Three Months Ended		Six Months Ended
(in thousands of dollars)	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Net loss	$(12,147)	$(619)	$(16,229)	$(2,233)
Adjustments, net of tax benefit or expense (1)
Operational transformation initiatives	1,189	115	1,190	156
Product redesign initiatives	211	811	401	950
Share-based compensation	610	653	1,865	1,196
Restructuring charges	—	—	185	371
Costs directly attributed to the COVID-19 pandemic (2)	6	395	28	523
Loss on debt modification	—	—	421	449
Adjusted net (loss) income, non-GAAP	$(10,132)	$1,355	(12,142)	1,411

(1) Amounts are net of estimated statutory tax rates of 25%.
(2) Primarily costs incurred for third party cleaning services and personal protective equipment for our employees in response to the COVID-19 pandemic.

Reconciliation of Diluted EPS to Adjusted Diluted EPS

	Three Months Ended		Six Months Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
Diluted loss per share	$(0.38)	$(0.02)	$(0.54)	$(0.08)
One-time charge adjustments, net of tax benefit or expense	0.07	0.07	0.14	0.13
Adjusted diluted (loss) earnings per share, non-GAAP	$(0.31)	$0.05	$(0.40)	$0.05
Weighted average dilutive shares outstanding	32,311,549	27,330,267	30,317,464	27,357,778